Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 20, 2024, with respect to the combined financial statements of Liberty Sirius XM Holdings Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/KPMG LLP

Denver, Colorado
March 20, 2024